Exhibit 10.54

[[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]

Restricted Stock Award

(The Joint Corp. Amended and Restated 2014 Incentive Stock Plan)

Subject to the following terms, The Joint Corp., a Delaware corporation (the Company), grants to the following employee of the Company (Grantee), as of the following grant date (the Grant Date), the following number of restricted shares (the Restricted Shares), which will become vested in accordance with the following vesting schedule, subject to expiration prior to vesting in accordance with the terms of this Award:

Grantee:	[[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]

Grant Date:	[[GRANTDATE]]

Number of
Restricted Shares:	[[SHARESGRANTED]]

Vesting Schedule:	[[VESTINGTEMPLATEDESC]]

Terms of Award

1.       Plan

This Award has been granted under The Joint Corp. Amended and Restated 2014 Incentive Stock Plan (the Plan), which is incorporated in this Award by reference. Capitalized terms used in this Award without being defined (for example, the term “Plan Administrator”) have the same meanings that they have in the Plan.

2.       Vesting

Any unvested portion of the Restricted Shares shall lapse and be cancelled on Grantee’s Termination Date unless Grantee’s Termination occurs by reason of his or her death, in which case the Restricted Shares shall become fully vested as of Grantee’s Termination Date.

The Restricted Shares shall become fully vested upon a Change in Control, as provided in Article 8 of the Plan, prior to Grantee’s Termination Date.

3.       Stock Certificates

The Company shall be the custodian for all shares of Restricted Stock. Reasonably promptly following the Executive’s written request after any unvested Restricted Shares have become vested, the Company shall issue and deliver to the Executive a stock certificate in the Executive’s name representing those vested Restricted Shares on the Company’s stock records.

4.       Voting and Distributions

Grantee shall not have the right to vote Restricted Shares and shall not be entitled to dividends and distributions in respect of Restricted Shares until the Restricted Shares are vested.

5.       Tax Liability

Unless Grantee has made a timely election under section 83(b) of the Code to be taxed as of the Grant Date rather than as the Restricted Shares become vested, the Company shall have the right, upon the vesting of any Restricted Shares, to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy the federal, state, local and other taxes (including Grantee’s FICA obligation) that the Company is required to withhold by reason of such vesting.

6.       Confidentiality and Nonsolicitation Agreement

This Award and the grant of the Restricted Shares are subject to Grantee’s (i) entering into the confidentiality and nonsolicitation agreement which has been provided to Grantee if Grantee has not previously entered into such agreement in connection with Grantee’s receipt of an Award under the Plan (the Nonsolicitation Agreement) or (ii) Grantee’s reaffirmation of the Nonsolicitation Agreement that Grantee previously entered into in connection with Grantee’s receipt of an Award under the Plan.  The Company would not have granted the Award to Grantee without Grantee’s entering into or reaffirming the Nonsolicitation Agreement.

7.       Transferability

Any unvested portion of the Restricted Shares may not be sold, transferred, assigned or pledged (whether by operation of law or otherwise), except as provided by will or the applicable intestacy laws, and shall not be subject to execution, attachment or similar process. Once vested, any sale, transfer, assignment or pledge of the Restricted Shares is subject to the restrictions on transfer imposed by any applicable state and federal securities laws.

8.       Interpretation

This Award is subject to the terms of the Plan, as the Plan may be amended (but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Grantee’s rights in respect of the Award without Grantee’s consent). If there is a conflict or inconsistency between this Award and the Plan, the terms of the Plan shall control. The Plan Administrator’s interpretation of this Award and the Plan shall be final and binding.

9.       No Right to Continued Employment

Nothing in this Award shall be considered to confer on Grantee any right to continue in the employ of the Company or a Subsidiary or to limit the right of the Company or a Subsidiary to terminate Grantee’s employment.

10.       Governing Law

This Award shall be governed in accordance with the laws of the State of Arizona.

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11.       Binding Effect

This Award shall be binding on the Company and Grantee and on Grantee’s heirs, legatees and legal representatives.

12.       Effective Date

This Award shall not become effective until Grantee’s acceptance of this Award and the acceptance or reaffirmation of the Nonsolicitation Agreement. Upon Grantee’s acceptance of this Award and the acceptance or reaffirmation of the Nonsolicitation Agreement, this Award shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or Grantee.

The Joint Corp.

By _____________________________
Peter D. Holt
President & Chief Executive Officer

Acceptance by Grantee

I accept this Restricted Stock Award and agree to be bound by all of its terms. I acknowledge receipt of a copy of the Plan, and I (i) agree to enter into the Nonsolicitation Agreement, a copy of which I acknowledge receipt, if I have not previously entered into such agreement in connection with the receipt of an Award under the Plan or (ii) reaffirm the Nonsolicitation Agreement that I have previously entered into in connection with the receipt of an Award under the Plan.

__________________________________________

[[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]

Grantee’s address:

[[RESADDR1]] [[RESADDR2]] [[RESADDR3]]

__________________________________________

[[RESCITY]], [[RESSTATEORPROV]] [[RESPOSTALCODE]]

__________________________________________

[[RESCOUNTRY]]